Exhibit (d)(3)

MUTUAL CONFIDENTIALITY AGREEMENT

THIS MUTUAL CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of January 18, 2022 (the “Effective Date”) and governs the disclosure of information by and between Novo Nordisk HealthCare AG, having its principal office at The Circle 32, CH- 8058 Zurich, Switzerland (“Novo”), and Forma Therapeutics, Inc. having a business address at 300 North Beacon Street, Suite 501, Watertown, MA 02472 (“Forma”). Each of Novo Nordisk and Forma may be referred to herein individually as a “Party” and collectively as the “Parties”).

1. Purpose. This Agreement is made in order for each Party and/or any of its Affiliates (the “Disclosing Party”) to disclose to the other Party and/or any of its Affiliates (the “Receiving Party”), during the term of this Agreement, such technical, business, scientific and financial information as the Disclosing Party may elect to disclose so that the Receiving Party may use the same solely for the evaluation of a potential business relationship between the Parties related to Etavopivat (the “Purpose”). As used herein, an “Affiliate” of an entity means, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity. For purposes of this definition, “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise.

2. Confidential Information. As used herein, “Confidential Information” means any and all technical, business, scientific and financial information, including information concerning proprietary products, technology, business plans, business strategy, financials, business records, test results, data and any other proprietary, non-public information provided or made available by or on behalf of the Disclosing Party, and including third party information, relating to the Disclosing Party that is made available or disclosed, in whatever form or medium (regardless of whether tangible, intangible, visual, or oral, and regardless of whether or not marked or otherwise identified as confidential), to the Receiving Party, before or after the Effective Date. With respect to Forma, Confidential Information shall also include, but not be limited to, information related to Forma’s (i) research and other efforts and plans in red blood cell health, including but not limited to, discovery, preclinical and clinical plans, biomarkers, receptors, ligands, targets, results, data, and intellectual property related to any of the foregoing; and (ii) small molecule pyruvate kinase-R activator, FT-4202 (also known as etavopivat), current and future preclinical and clinical plans, programs, data, results, including without limitation, disease indications, combinability with other treatments, biomarkers, and commercial plans, analyses, forecasts, competitive information, etc., and intellectual property related to any of the foregoing, and any material terms proposed by Forma and contained within term sheets and/or draft agreements between the parties. Solely to the extent that any notes, analyses, compilations, reports, forecasts, studies, summaries, interpretations, and other materials prepared by or for the Receiving Party or its Representatives (“Secondary Documentation”) contain, are based on, or otherwise reflect or are derived, in whole or in part, from Confidential Information of the Disclosing Party, such Secondary Documentation shall be treated as Confidential Information of the Disclosing Party.

3. Obligations. Each Party agrees: (a) to use the other Party’s Confidential Information solely for the Purpose and for no other reason; (b) to use commercially reasonable efforts to protect the confidentiality of the other Party’s Confidential Information; (c) not to disclose or make available, directly or indirectly, any of the other Party’s Confidential Information to anyone, except to such Party’s and its Affiliates’ (i) directors, officers, employees and consultants, (ii)

professional advisers (e.g., lawyers and accountants), and (iii) other authorized representatives who in each case have a “need to know” the Confidential Information for the Purpose and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein ((i) through (iii) collectively, “Representatives”); (d) to notify appropriately such Representatives that the disclosure is made in confidence and to require them to keep the same in confidence in accordance with the terms and conditions of this Agreement, and to enforce those terms and conditions; and (e) if directed, to limit as directed the number of copies made of the other Party’s Confidential Information. The Receiving Party agrees that it will be responsible for any violation of this Agreement by its Representative. Each Party agrees to immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the Confidential Information of the other Party, and to make its best efforts to remedy any such loss or unauthorized disclosure as reasonably requested by the Disclosing Party.

4. Exceptions. The obligations and restrictions imposed by this Agreement will not apply to any Confidential Information that: (a) the Receiving Party can establish by written evidence was already rightfully known to the Receiving Party prior to the other Party’s disclosure; (b) is or becomes publicly available through no act or failure to act by the Receiving Party; (c) is obtained by the Receiving Party from a third person without breach by such third person of an obligation of confidence with respect to the Confidential Information disclosed; or (d) is independently developed by the Receiving Party without use of or reference to the Confidential Information. If the Receiving Party is required by law to make any disclosure of any of the Confidential Information of the Disclosing Party, by subpoena, judicial or administrative order or otherwise, the Receiving Party shall, if legally permissible, first give written notice of such requirement to the Disclosing Party, and shall permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation and assistance to the Disclosing Party in seeking to obtain such protection and shall disclose only that portion of the Confidential Information required to be disclosed.

5. Handling of Information. The Receiving Party will not reproduce the Disclosing Party’s Confidential Information in any form except as required to accomplish the Purpose. Upon written request of the other Party, each Party will promptly return to the other or destroy, at such other Party’s election, all documents representing the other Party’s Confidential Information and all copies thereof and to certify the return or destruction of all such documents; provided, however, that each Party may retain one copy of the other Party’s Confidential Information in its archive solely to determine compliance with its obligations under this Agreement. The Receiving Party and any of its Representatives shall not be obligated to delete back-up copies of Confidential Information stored on computer drives that are backed up on a routine basis.

6. No Other Rights. The Parties recognize and agree that nothing contained in this Agreement will be construed as granting any intellectual property rights, by license or otherwise, to any Confidential Information of the other Party. This Agreement imposes no obligations on either Party to exchange Confidential Information or to purchase, sell, license or otherwise enter into a transaction or any further agreement.

7. Term and Termination. This Agreement may be terminated by either Party at any time upon thirty (30) days written notice to the other Party. This Agreement shall expire on the first anniversary of the Effective Date, unless extended by mutual written agreement of the Parties. The terms and conditions of this Agreement shall survive any such termination or expiration with respect to Confidential Information that is disclosed prior to the effective date of termination or expiration until the seventh anniversary of the expiration date or termination date, subject to the exceptions set forth in Section 4.

8. Injunctive Relief. Each Party acknowledges and agrees that the unauthorized use or disclosure of Confidential Information may cause irreparable harm to the Disclosing Party for which damages at law may not be an adequate remedy. Therefore, each Party hereby agrees that the Disclosing Party shall have, in addition to any other rights or remedies available to it at law or in equity, the right to seek (a) injunctive relief to enjoin any breach or threatened breach of this Agreement or (b) specific performance of the provisions of this Agreement prohibiting unauthorized use or disclosure of the Confidential Information and with respect to (a) and (b), the Receiving Party hereby waives any requirement for securing or posting of any bond or the showing of actual monetary damages in connection with such claim.

9. Publicity. Neither party shall disclose the existence or terms of this Agreement or use the name of the other party in any publicity or advertising without the other party’s prior written consent.

10. Notice. Any notice to be given hereunder by either Party to the other Party will be in writing addressed to the address set forth in the introductory paragraph above (unless either Party provides written notice of a different address) and will be deemed given: (a) upon delivery if sent by a reputable overnight courier; or (b) three (3) days after deposit in the mail if sent by pre-paid, certified mail or return receipt requested mail.

11. General. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement. Neither this Agreement nor any of the Parties’ rights or obligations hereunder may be assigned except by a writing signed by both Parties, provided however that either Party may assign this Agreement to any of its Affiliates; provided that no such assignment will relieve the assigning Party of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. This Agreement supersedes all previous agreements between the Parties relating to the subject matter hereof. The headings to sections of this Agreement are inserted for convenience only and will not be deemed a part hereof or affect the construction or interpretation of any provision hereof. No provision of this Agreement will be deemed waived, amended or modified by either Party, unless such waiver, amendment or modification is made in writing and signed by both Parties. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions. Electronic signatures printed from an unaltered scanned version of its original signature (e.g., pdf) will have the same legal effect as original signatures.

12. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of laws principles. Any dispute arising hereunder will be finally settled by arbitration taking place in New York, NY in accordance with the Rules of Arbitration of the International Chamber of Commerce then if force by which each party is bound and the decision of the arbitration shall be final.

In Witness Whereof, the Parties have caused this Mutual Confidentiality Agreement to be executed by their duly authorized officers as of the Effective Date.

Date: 1/27/2022	Date: 1/26/2022

On behalf of Novo Nordisk HealthCare AG	On behalf of Forma Therapeutics, Inc.

/s/ Habib Bennaceur	/s/ Jeannette Potts
Name: Habib Bennaceur	Name: Jeannette Potts
Title: Global Commercial VP Rare Blood Disorders	Title: Senior VP, General Counsel & Corporate Secretary